Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! REPORTS FOURTH QUARTER AND YEAR END 2017 RESULTS

ENGLEWOOD, CO (March 14, 2018) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW), a leading, fully integrated provider of residential and commercial high-speed data, video and telephony services to customers in the United States, today announced financial and operating results for the fourth quarter and year ended December 31, 2017.

Year End 2017 Highlights (1)

•                  Teresa Elder joins WOW! as Chief Executive Officer

•                  Total Revenue of $1.188 billion; Net Income of $159.5 million; Diluted Earnings Per Share of $2.02

•                  Adjusted EBITDA of $445.7 million; Transaction Adjusted EBITDA of $437.1 million; Adjusted Diluted Earnings Per Share of $1.06

•                  Added 2,700 high-speed data (HSD) RGUs in the fourth quarter of 2017

•                  Total Edge-Out projects have extended the network to 104,800 homes passed; 2017 Edge-Out Nodes now extend to 63,700 new homes passed and 2016 Edge-Out Nodes total 41,100 homes passed and have achieved over 31% penetration

•                  Business Services Subscription Revenue Including Acquisitions and Dispositions grew 11.8% over 2016

•                  Launched 1 Gig service throughout 95% of homes passed

•                  Successfully closed the Chicago Fiber Network transaction for $225.0 million

•                  Retired over $620.0 million of outstanding indebtedness, substantially improving WOW!’s leverage ratio to 5.1x at year-end 2017 from 6.1x at year-end 2016, and reduced the cost of debt to 4.82% from 6.18%

•                  Announced a $50.0 million common stock buyback; purchased more than 461,000 shares as of December 31, 2017, and 4.0 million shares as of March 9, 2018

Financial Highlights

For the year ended December 31, 2017, WOW! reported Total Revenue of $1.188 billion, down $48.9 million, or 4.0%, compared to the year ended December 31, 2016. Total Revenue Including Acquisitions and Dispositions declined 1.4% from year end 2016. The Company reported 2017 Net Income of $159.5 million and Transaction Adjusted EBITDA of $437.1 million, a decrease of $5.0 million, or 1.1%, compared to the year ended December 31, 2016.

“WOW! went into 2017 with very aggressive goals,” said Teresa Elder, chief executive officer of WOW!. “While we met many of our objectives, we are disappointed to report that we fell short in some key customer and financial metrics, which is unacceptable. We ended the year, however, with good momentum and have a strong plan in place to build on our rich heritage of putting the customer first and to drive growth in 2018. We will rededicate ourselves to delivering an exceptional customer experience that is more reliable, easy and pleasantly surprising by investing in sales and marketing, our customer care organization, the online experience and expansion of our product portfolio.”

(1)         Refer to “Non-GAAP Financial Measures and Operating Metrics,” “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures,” and “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” in this Press Release for definitions and information related to Adjusted EBITDA and Transaction Adjusted financial and subscriber information, reconciliation of such non-GAAP measures to GAAP measures and why our management thinks it is beneficial to present such non-GAAP measures.

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Revenue

On a reported basis, for the year ended December 31, 2017, Total Revenue decreased 4.0% compared to the year ended December 31, 2016. Total Revenue Including Acquisitions and Dispositions decreased 1.4% to $1.174 billion compared to the year ended 2016, which was driven primarily by video and telephony RGU losses, partially offset by increases in ARPU and Business Services Subscription Revenue growth.

On a reported basis, Residential Subscription Revenue for the year ended December 31, 2017, was down 4.5% compared to the year ended December 31, 2016. Residential Subscription Revenue Including Acquisitions and Dispositions decreased 2.6% to $921.9 million compared to the year ended December 31, 2016. The largest contributor to the decline in Residential Subscription Revenue and Residential Subscription Revenue Including Acquisitions and Dispositions was video and telephony RGU losses, partially offset by increases in ARPU and HSD subscriber net gain.

On a reported basis, Business Services Subscription Revenue for the year ended December 31, 2017, was up 7.0% compared to the year ended December 31, 2016. Business Services Subscription Revenue Including Acquisitions and Dispositions increased 11.8% to $114.6 million compared to the year ended December 31, 2016. The largest contributor to the increase in Business Services Subscription Revenue and Business Services Subscription Revenue Including Acquisitions and Dispositions was an increase in commercial customers.

Other Business Services Revenue totaled $39.9 million for the year ended December 31, 2017, a decrease of 12.5% compared to year ended December 31, 2016. The decline was driven by lower pass-through revenue related to the construction of the Company’s wireless backhaul project, which is non-recurring in nature.

Other revenue totaled $108.5 million for the year ended December 31, 2017, a decrease of 6.5% compared to the year ended December 31, 2016, primarily driven by decreases in advertising revenues associated with a non-political year and franchise fees, both of which are affected by the reduction in subscribers compared to the year ended December 31, 2016.

Costs and Expenses

Operating Expenses, Excluding Depreciation and Amortization, totaled $626.5 million for 2017, a decrease of $41.8 million, or 6.3%, compared to 2016. The decrease is primarily due to reductions in video programming costs, decreased costs related to the Company’s fiber network construction activities and overall reductions in costs as a result of the net effect of acquisitions and dispositions.

Selling, General, and Administrative expenses were $138.5 million for 2017, an increase of $22.1 million, or 19.0%, compared to 2016. The increase is mainly due to a $12.3 million increase in non-cash stock compensation as a result of being a public company, an increase in telecom taxes, and third party professional fees. Partially offsetting these increases was an overall reduction in expenses related to the net effect of acquisitions and dispositions.

Net Income and Earnings per Share

Net Income for the year ended December 31, 2017, was $159.5 million, compared to Net Income of $26.3 million for the year ended December 31, 2016. Diluted Earnings Per Share for the year ended December 31, 2017, was $2.02, compared to $0.40 for the year ended December 31, 2016. The year-over-year improvement in Net Income is attributable to gains on the sale of a portion of the Company’s Chicago fiber network and on the sale of the Company’s Lawrence, Kansas, system, a reduction in interest expense, and the favorable impact associated with corporate tax reform relating to the passage of the Tax Cut and Jobs Act on December 22, 2017, offset by the impairment loss on intangibles and goodwill. Adjusted Diluted Earnings Per Share for 2017 was $1.06.

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Adjusted EBITDA

Transaction Adjusted EBITDA for 2017 was $437.1 million, down 1.1% from 2016. Transaction Adjusted EBITDA margin was 37.2% in 2017, representing a slight increase compared to the year ended December 31, 2016, Transaction Adjusted EBITDA margin of 37.1%.

Customers

WOW! reported Total Subscribers of 777,300 as of December 31, 2017, compared to 772,300 as of December 31, 2016, on a Transaction Adjusted basis, a 0.6% increase. Total Subscribers were up sequentially from 776,400 as of September 30, 2017.

HSD RGUs totaled 732,700 as of December 31, 2017, representing a 13,800 increase over December 31, 2016, on a Transaction Adjusted basis, or 1.9%, and a sequential increase of 2,700 from 730,000 or 0.4%, as of September 30, 2017.

Edge-Outs

As of December 31, 2017, Edge-Out projects now reach 104,800 homes passed as part of the Company’s Edge-Out growth efforts started in 2016. Edge-Out projects begun in 2016 (“2016 Edge-Out Nodes”) passed approximately 41,100 homes at December 31, 2017. The Company has 12,800 customers on such nodes, which represents over 31% penetration with an average of 497 days in active service.

The Edge-Out projects begun in 2017 (“2017 Edge-Out Nodes”) passed approximately 63,700 homes as of December 31, 2017. WOW! had 13,600 customers on such nodes, which represents over 21% penetration with an average of 230 days in active service.

Sale of Chicago Fiber Network

On December 14, 2017, the Company completed the sale of a portion of its fiber network in the Company’s Chicago market to a subsidiary of Verizon for $225.0 million in cash. In addition, the Company and subsidiary of Verizon entered into a new construction agreement pursuant to which the Company will complete the build-out of the Chicago fiber network in exchange for approximately $50.0 million (which approximates the Company’s remaining estimate to complete the network build-out), payable as the remaining network elements are completed. The final build-out of the network is expected to be completed during the second half of 2018.

Capital Expenditures

Capital Expenditures totaled $301.3 million for the year ended December 31, 2017, representing a $13.8 million increase compared to the year ended December 31, 2016, on a reported basis. Transaction Adjusted Capital Expenditures increased $22.2 million to $254.9 million for the year ended December 31, 2017. On a Transaction Adjusted Basis, Strategic Capital Expenditures, defined as Edge-Out Capital Expenditures and Business Services Capital Expenditures dedicated to expansion of the Company’s network, were $70.2 million for the year ended December 31, 2017, which represented an increase of $15.6 million over the year ended December 31, 2016, as a result of an increase in Edge-Out Capital Expenditures. Excluding Strategic Capital Expenditures, Transaction Adjusted Capital Expenditures for the full year of 2017 totaled $184.7 million, which equates to 15.7% of Total Revenue Including Acquisitions and Dispositions for the full year of 2017.

Liquidity and Leverage

As of December 31, 2017, the total outstanding amount of long term debt and capital lease obligations was $2.277 billion. Cash and cash equivalents as of December 31, 2017, was $69.4 million. Total Net Leverage as of December 31, 2017, was 5.1x on a LTM Transaction Adjusted EBITDA basis. Undrawn revolver capacity totaled $292.1 million.

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Stock Repurchase

On December 14, 2017, WOW! announced a $50.0 million common stock repurchase program. As of December 31, 2017, WOW! had repurchased over 461,000 shares of the Company’s common stock in the open market. Through March 9, 2018, WOW! had repurchased in excess of 4.0 million shares.

Impairment

As a result of the annual impairment test for indefinite-lived intangible assets and goodwill, the Company recorded a non-cash impairment charge of $147.4 million related to franchise operating rights and goodwill in certain markets. The primary driver of the impairment charge was a decline in the price of WOW!’s common stock, which reduced market multiples utilized to determine estimated fair market values of indefinite-lived intangible assets and goodwill in certain reporting units.

Guidance

For the full year 2018, WOW! expects HSD RGUs to increase by a range of 5,000 to 15,000. In addition, the Company expects Total Revenue to be between $1.15 billion and $1.17 billion, Adjusted EBITDA to be between $410.0 million and $420.0 million and Capital Expenditures to be between $235.0 million and $225.0 million. The Company’s expectations regarding 2018 operating and selling, general, and administrative expenses and resulting Adjusted EBITDA is affected by the previously described investments in the Company’s business, which are expected to total between $20.0 million and $25.0 million and are being incurred to position WOW! to return to a growth profile in 2019 and beyond. Free Cash Flow, defined as Net Cash Provided by Operating Activities less Transaction Adjusted Capital Expenditures (i.e. excluding capital expenditures related to the completion of the Chicago Fiber Network), is expected to be between $45.0 million and $55.0 million. The following table summarizes full year 2018 guidance:

	2018 Guidance
	Range
	($ in millions)
Total Revenue	$1,150.0	$1,170.0

Adjusted EBITDA	410.0	420.0
Transaction Adjusted Capital Expenditures	(235.0)	(225.0)
Interest Expense & Other	(130.0)	(140.0)
Free Cash Flow	$45.0	$55.0

The Company’s full year 2018 guidance includes non-GAAP financial measures. The Company believes that it is impracticable to provide a reconciliation to the most comparable GAAP measures due to the forward-looking nature of these forecasted adjusted metrics and the degree of uncertainty associated with forecasting the reconciling items and amounts. The Company further believes that providing estimates of the amounts that would be required to reconcile the forecasted adjusted measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading. The adjustments that cannot be predicted with reasonable certainty include, but are not limited to, Depreciation and Amortization, Interest Expense, Non-recurring professional fees, Integration and restructuring, Non-cash stock compensation, Other expense, and Income tax expense.

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Conference Call

WOW! will host a conference call on Wednesday, March 14, 2018, at 5:00 p.m. Eastern to discuss the operating and financial results contained in this press release. The conference call will be broadcast live on the Company’s investor relations website at ir.wowway.com. Those parties interested in participating via telephone can use the conference call information as follows:

Call Date:	Wednesday, March 14, 2018	Call Time:	5:00 p.m. Eastern
Dial In:	(877) 541-5069	Intn’l Dial In:	(443) 842-7607
Conf. ID:	7888257

A recording of the conference call will be available approximately two hours after the completion of the call until April 14, 2018. The dial-in number for this replay is (855) 859-2056.

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WOW! REPORTS FOURTH QUARTER AND YEAR END 2017 RESULTS

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The following unaudited condensed consolidated statements of operations summarizes information in the Company’s Form 10-K for the three months and twelve months ended December 31, 2017, as filed on March 14, 2018, with the United States Securities and Exchange Commission (“SEC”). For ease of use, references in this release to “WOW!” means WideOpenWest, Inc. and its subsidiaries.

WideOpenWest Inc.

Condensed Consolidated Statements of Operations (Unaudited)

($ in millions, except for per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenue
Residential subscription	$227.4	$243.4	$923.0	$966.3
Business services subscription	30.3	28.9	116.7	109.1
Total subscription	257.7	272.3	1,039.7	1,075.4
Other business services	8.6	13.8	39.9	45.6
Other	26.5	29.9	108.5	116.0
Total Revenue	$292.8	$316.0	$1,188.1	$1,237.0

Costs and expenses
Operating (excluding depreciation and amortization)	$156.1	$169.2	$626.5	$668.3
Selling, general and administrative	37.6	30.2	138.5	116.4
Depreciation and amortization	48.0	52.0	198.1	207.0
Impairment loss on intangibles and goodwill	147.4	—	147.4	—
Gain on sale of assets	(94.1)	—	(94.1)	—
Management fee to related party	—	0.4	1.0	1.7
	$295.0	$251.8	$1,017.4	$993.4

Income (loss) from operations	$(2.2)	$64.2	$170.7	$243.6
Other income (expense)
Interest expense	(29.6)	(48.8)	(151.6)	(211.1)
Realized and unrealized gain on derivative instruments	—	—	—	2.3
Gain on sale of system dispositions	—	—	38.4	—
Loss on early extinguishment of debt	—	(7.4)	(32.1)	(38.0)
Other income (expense), net	(0.1)	0.2	1.6	2.2
Income tax benefit	116.1	19.9	132.5	27.3
Net Income	$84.2	$28.1	$159.5	$26.3

Basic and diluted earnings per common shares
Basic	$0.97	$0.42	$2.03	$0.40
Diluted	$0.97	$0.42	$2.02	$0.40
Weighted-average common shares outstanding
Basic	86,950,430	66,525,044	78,778,640	65,837,555
Diluted	87,252,425	66,584,905	78,915,946	65,864,203

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About WOW!

WOW! is one of the nation’s leading providers of high-speed internet, cable TV and phone serving communities in the U.S. Our operating philosophy is to deliver an employee and customer experience that lives up to its name. For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to publicly update any forward-looking statement, even if new information becomes available in the future or if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, many of which are beyond our control, including the wide range of competition we face in our business; competitors that are larger and possess more resources; dependence upon a business services strategy; conditions in the economy, including potentially uncertain economic conditions; our ability to secure new businesses as customers; demand for our bundled broadband communications services may be lower than we expect; our ability to respond to rapid technological change; increases in programming and retransmission costs; a decline in advertising revenues; the effects of regulatory changes in our business; our substantial level of indebtedness; certain covenants in our debt documents; programming exclusivity in favor of our competitors; inability to obtain necessary hardware, software and operational support; strain on business and resources from future acquisitions, or the inability to identify suitable acquisitions; and other factors that may be described from time to time in our filings with the SEC. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Non-GAAP Financial Measures and Operating Metrics

We have included certain non-GAAP financial measures in this release, including Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, Adjusted EBITDA, Transaction Adjusted EBITDA, Transaction Adjusted Capital Expenditures, Adjusted EPS and Free Cash Flow. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We believe that these non-GAAP measures enhance an investor’s understanding of our financial performance. We believe that these non-GAAP measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We believe that these non-GAAP measures provide investors with useful information for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these non-GAAP measures for business planning purposes and in measuring our performance relative to that of our competitors. We believe these non-GAAP measures are measures commonly used by investors to evaluate our performance and that of our competitors.

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Revenue Including Acquisitions and Dispositions, Residential Subscription Revenue Including Acquisitions and Dispositions, Business Services Subscription Revenue Including Acquisitions and Dispositions, and Transaction Adjusted Capital Expenditures give effect to certain acquisitions and divestitures made by WOW! and are included herein because they are key metrics used by management and our Board of Directors to assess our financial performance. We believe that these non-GAAP measures are appropriate measures of operating performance because they are meaningful to investors by showing how certain acquisitions and divestitures might have affected our historical financial statements. The presentation of these measures is not made in accordance with GAAP and our use of these terms herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and therefore are not necessarily comparable. These non-GAAP measures should not be considered as an alternative to revenue, capital expenditures or any other performance measures derived in accordance with GAAP as measures of operating performance.

Adjusted EBITDA is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. Transaction Adjusted EBITDA makes certain additional adjustments to the historical financial information that WOW! believes is meaningful to investors by showing how certain acquisitions and divestitures might have affected WOW!’s historical financial statements.

Adjusted EBITDA is defined by WOW! as net income (loss) before net interest expense, income taxes, depreciation and amortization (including impairments), impairment losses on intangibles and goodwill, gains (losses) realized and unrealized on derivative instruments, management fees to related party, the write-up or write-off of any asset, loss on early extinguishment of debt, integration and restructuring expenses and all non-cash charges and expenses (including equity based compensation expense) and certain other income and expenses. Transaction Adjusted EBITDA represents Adjusted EBITDA after giving effect to the impact of acquisitions and dispositions that were completed during the relevant periods as if they occurred at the beginning of the period presented. The presentation of Adjusted EBITDA and Transaction Adjusted EBITDA is not made in accordance with GAAP and our use of the terms Adjusted EBITDA and Transaction Adjusted EBITDA may vary from others in our industry. Adjusted EBITDA and Transaction Adjusted EBITDA should not be considered as an alternative to net income (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance, operating cash flows or liquidity.

Adjusted EBITDA and Transaction Adjusted EBITDA have important limitations as an analytical tool. For example, Adjusted EBITDA and Transaction Adjusted EBITDA:

•                  exclude certain tax payments that may represent a reduction in cash available to us;

•                  do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•                  do not reflect changes in, or cash requirements for, our working capital needs; and

•                  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Adjusted Diluted Earnings per Share (EPS) is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. Adjusted Diluted EPS is a non-GAAP financial measure that eliminates the effect of management fees to related party, loss on early extinguishment of debt, gain (loss) on sale of assets, impairment losses on intangibles and goodwill, non-recurring professional fees,

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M&A integration and restructuring expense, non-cash stock compensation, and other (income) and expenses. We then add or subtract an estimated incremental income tax effect applicable to those items. We believe that this measurement is useful to investors as an additional way to analyze the underlying trends in our business consistently across the periods presented.

The presentation of Adjusted Diluted EPS is not made in accordance with GAAP and our use of the term Adjusted Diluted EPS herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Adjusted Diluted EPS should not be considered as an alternative to Diluted EPS or any other performance measures derived in accordance with GAAP as measures of operating performance.

See “Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures” and the accompanying tables below for a reconciliation of Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP financial measure and a reconciliation of Adjusted EPS to Diluted Earnings Per Share, which is the most directly comparable GAAP financial measure.

Free Cash Flow is included herein because it is a key metric used by management and our Board of Directors to assess our financial performance. We define Free Cash Flow as Net cash flows provided by operating activities less Capital Expenditures. We believe that Free Cash Flow is an appropriate measure of operating performance because it is meaningful to investors because it presents the cash generated or used by the business in a given period, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

The presentation of Free Cash Flow is not made in accordance with GAAP and our use of the term Free Cash Flow herein varies from the use of similar terms by other companies in our industry due to different methods of calculation and is not necessarily comparable. Free Cash Flow should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as measures of operating performance.

In addition, we use the following subscriber information in this release:

•                  Homes Passed — We report homes passed as the number of serviceable addresses, such as single residence homes, apartments condominium units and businesses passed by our broadband network and listed in our database.

•                  Subscribers — Because we deliver multiple services to our customers, we report the total number of customers (“Total Customers”) as those who subscribe to at least one of our high-speed data (“HSD”), video (“Video”) or telephony (“Telephony”) services without regard to which or how many of those services they subscribe. We report Video subscribers as the number of basic cable subscribers, excluding customers who only subscribe to HSD or Telephony services in this total. We define total Revenue Generating Units (“RGUs”) as the sum of HSD subscribers, Video subscribers and Telephony subscribers.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies. While we take appropriate steps to ensure subscriber information is presented on a consistent and accurate basis at any given balance sheet date, we periodically review our policies in light of the variability we may encounter across our different markets due to the nature and pricing of products and services and billing systems. Accordingly, we may from time to time make appropriate adjustments to our subscriber information based on such reviews.

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Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

The following table provides unaudited reconciliations of GAAP measures to non-GAAP measures used herein for the periods indicated:

WideOpenWest, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

($ in millions, except for per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Net income	$84.2	$28.1	$159.5	$26.3
Depreciation and amortization	48.0	52.0	198.1	207.0
Impairment loss on intangibles and goodwill	147.4	—	147.4	—
Gain on sale of assets	(94.1)	—	(94.1)	—
Management fee to related party	—	0.4	1.0	1.7
Interest expense	29.6	48.8	151.6	211.1
Loss on early extinguishment of debt	—	7.4	32.1	38.0
Realized and unrealized gain on derivative instruments	—	—	—	(2.3)
Gain on sale of system dispositions	—	—	(38.4)	—
Non-recurring professional fees, M&A Integration and restructuring expense	2.2	2.9	9.2	10.2
Non-cash stock compensation	5.1	0.6	13.4	1.1
Other expense (income), net	0.1	(0.2)	(1.6)	(2.2)
Income tax (benefit) expense	(116.1)	(19.9)	(132.5)	(27.3)
Adjusted EBITDA (1)	$106.4	$120.1	$445.7	$463.6

	Three months		Twelve months
	ended		ended
	December 31,		December 31,
	2017		2017
	Per Share		Per Share
Diluted earnings per share	$0.97		$2.02
Impairment loss on intangibles and goodwill	1.69		1.87
Gain on Sale of Assets	(1.08)		(1.19)
Management fee to related party	—		0.01
Loss on early extinguishment of debt	—		0.41
Gain on sale of system dispositions	—		(0.49)
Non-recurring professional fees, M&A integration and restructuring expense	0.03		0.12
Non-cash stock compensation	0.06		0.17
Corporate tax reform	(1.20)		(1.33)
Income tax applicable to adjustments, net(2)	(0.15)		(0.53)
Adjusted Diluted Earnings Per Share	$0.32		$1.06

(1)                                 See “Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information” below for a reconciliation of Adjusted EBITDA to Transaction Adjusted EBITDA for the respective quarters ended giving effect the acquisition of NuLink on September 9, 2016, the divestiture of a portion of our Chicago Fiber Network on December 14, 2017 and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein

(2)                                 The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

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Unaudited Transaction Adjusted Condensed Consolidated Financial and Subscriber Information

The SEC requires that pro forma financial information be presented in a registrant’s periodic filings when events occur for which disclosure would be material to investors, including significant business combinations or the disposition of a significant portion of the business. The significance of an acquired or disposed business is determined based on the “significant subsidiary” tests specified in Regulation S-X, Article 11, Rule 1-02(w). Although the Company has made certain acquisitions and divestitures, such transactions do not meet the “significant subsidiary” tests and, accordingly, the Company’s historical financial information as filed with the SEC does not contain pro forma financial information relating to those transactions.

Nevertheless, we make certain adjustments in this release to the historical financial and subscriber information of the Company as filed with the SEC (“Transaction Adjusted”) because we believe such information would be meaningful to investors by showing how such transactions might have affected the Company’s historical financial statements. The unaudited Transaction Adjusted financial and subscriber information in this release has been prepared giving effect to our acquisition of the operating assets of NuLink on September 9, 2016, the divestiture of a portion of our Chicago Fiber Network on December 14, 2017, and our divestiture of the Lawrence, Kansas, system on January 12, 2017, as if such transactions had been completed at the beginning of the respective periods presented herein. The unaudited Transaction Adjusted financial and subscriber information is for informational purposes only and does not purport to represent what our results of operations, financial or subscriber information would have been if such transactions had occurred at any date, nor does such information purport to project the results of operations for any future period.

The unaudited Transaction Adjusted condensed consolidated financial and subscriber information in this release was prepared based on NuLink’s unaudited financial and subscriber information for the respective periods presented. The historical unaudited financial and subscriber information for the Lawrence, KS system and the portion of the Chicago Fiber Network that was divested was prepared based on our books and records for the Lawrence, KS system and the portion of the Chicago Fiber Network for the perspective periods presented. Such historical unaudited financial and subscriber information has been adjusted to give a Transaction Adjusted effect to events that are directly attributable to such transactions, factually supportable and expected to have a continuing impact on the results. The unaudited Transaction Adjusted financial information herein does not reflect non-recurring charges that have been incurred in connection with the transaction including legal fees, broker fees and accounting fees.

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WOW! REPORTS FOURTH QUARTER AND YEAR END 2017 RESULTS

March 14, 2018

The following table provides an unaudited reconciliation of our residential subscription revenue to residential subscription revenue including Acquisitions and Dispositions, business services subscription revenue to business services subscription revenue including Acquisitions and Dispositions, Total Revenue to Total Revenue including Acquisitions and Dispositions, Adjusted EBITDA to Transaction Adjusted EBITDA and Capital Expenditures to Transaction Adjusted Capital Expenditures for the periods indicated:

WideOpenWest, Inc.

Transaction Adjusted Condensed Consolidated Financial Information (Unaudited)

($ in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016

Residential Subscription Revenue	$227.4	$243.4	$923.0	$966.3
Acquisitions and Dispositions:
Residential Subscription Revenue related to NuLink	—	—	—	13.5
Residential Subscription Revenue related to the Lawrence system	—	(8.4)	(1.1)	(33.6)
Residential Subscription Revenue Including Acquisitions and Dispositions	$227.4	$235.0	$921.9	$946.2

Business Services Subscription Revenue	$30.3	$28.9	$116.7	$109.1
Acquisitions and Dispositions:
Business Services Subscription Revenue related to NuLink	—	—	—	1.3
Business Services Subscription Revenue related to the Lawrence system	—	(1.6)	(0.3)	(6.8)
Business Services Subscription Revenue related to the Chicago fiber network	(0.4)	(0.4)	(1.8)	(1.1)
Business Services Subscription Including Acquisitions and Dispositions	$29.9	$26.9	$114.6	$102.5

Total Revenue	$292.8	$316.0	$1,188.1	$1,237.0
Acquisitions and Dispositions:
Total Revenue related to NuLink	—	—	—	17.1
Total Revenue related to the Lawrence system	—	(11.4)	(1.5)	(45.7)
Total Revenue related to the Chicago fiber network	(2.5)	(5.2)	(12.9)	(17.8)
Total Revenue Including Acquisitions and Dispositions	$290.3	$299.4	$1,173.7	$1,190.6

Adjusted EBITDA	$106.4	$120.1	$445.7	$463.6
Transaction Adjustments:
Adjusted EBITDA related to NuLink	—	—	—	5.8
Adjusted EBITDA related to the Lawrence system	—	(6.0)	(1.0)	(23.7)
Adjusted EBITDA related to the Chicago fiber network	(1.6)	(1.3)	(7.6)	(3.6)
Transaction Adjusted EBITDA	$104.8	$112.8	$437.1	$442.1

Capital Expenditures	$77.0	$80.3	$301.3	$287.5
Transaction Adjustments:
Capital Expenditures related to NuLink	—	—	—	3.8
Capital Expenditures related to the Lawrence system	—	(1.3)	(0.1)	(5.7)
Capital Expenditures related to the Chicago fiber network	(8.1)	(8.4)	(46.3)	(52.9)
Transaction Adjusted Capital Expenditures	$68.9	$70.6	$254.9	$232.7

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WOW! REPORTS FOURTH QUARTER AND YEAR END 2017 RESULTS

March 14, 2018

The following table provides an unaudited reconciliation of our reported subscriber information to Transaction Adjusted subscriber information as of the end of each of the respective quarterly periods:

	December 31,	September 30,	December 31,
	2017	2017	2016

Reported Homes Passed	3,109,200	3,097,500	3,094,300
Transaction Adjustments:
Lawrence	—	—	(68,000)
Transaction Adjusted Homes Passed	3,109,200	3,097,500	3,026,300

Reported Total Customers	777,300	776,400	803,400
Transaction Adjustments:
Lawrence	—	—	(31,100)
Transaction Adjusted Total Customers	777,300	776,400	772,300

Reported HSD Subscribers	732,700	730,000	747,400
Transaction Adjustments:
Lawrence	—	—	(28,500)
Transaction Adjusted HSD Subscribers	732,700	730,000	718,900

Reported Video Subscribers	432,600	442,500	501,400
Transaction Adjustments:
Lawrence	—	—	(15,000)
Transaction Adjusted Video Subscribers	432,600	442,500	486,400

Reported Telephony Subscribers	219,900	226,200	258,100
Transaction Adjustments:
Lawrence	—	—	(7,000)
Transaction Adjusted Telephony Subscribers	219,900	226,200	251,100

Reported Total RGUs	1,385,200	1,398,700	1,506,900
Transaction Adjustments:
Lawrence	—	—	(50,500)
Transaction Adjusted Total RGUs	1,385,200	1,398,700	1,456,400

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